EXHIBIT 3.(i).5

                                      FILED
                              IN THE OFFICE OF THE
                           SECRETARY OF STATE OF THE
                                 STATE OF NEVADA

JUN 04 1998
No.  10819-95

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                             GROWTH INDUSTRIES, INC.
                                (the Corporation)

We the undersigned, Douglas Ansell (President/Director) and Bobby Combs (Vice President/Director) of the Corporation do hereby certify:

That the board of Directors of the Corporation at a meeting duly convened and held on the 1st day of June, 1998, adopted a resolution to amend the original articles as follows:

           Article I is hereby amended to read as follows:

           First: The name of the corporation is "Fragrance Express, Inc."

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 5,000,000; that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon."

 /s/ Douglas Ansell                         /s/ Bobby Combs
--------------------                        ----------------
Douglas Ansell, President                  Bobby Combs, Vice President

State of Nevada          )
                         ) ss.
County of Clark          )

           The undersigned Notary Public certified, deposes and states that Bobby Comb and Douglas Ansell, personally appeared before me and executed the foregoing on behalf of the Corporation as its President and Secretary respectively, this 4h day of June, 1998.

                                /s/ Bridget E. Richards
                               -------------------------
                               Notary Public in and for said County and State